Exhibit 99.1

News Release

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

DineEquity, Inc. Announces Appointment of Jean Birch as

President of IHOP Restaurants

GLENDALE, Calif., June 3, 2009 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced the appointment of Jean M. Birch as president of IHOP Restaurants effective June 22, 2009.  As president, Birch will lead the overall strategic direction for all functional areas of IHOP’s predominantly franchised business and will be primarily responsible for providing leadership for the business and execution of its key growth strategies around brand building, operational excellence and franchise restaurant development.

Julia A. Stewart, DineEquity’s chairman and chief executive officer, said, “With more than 25 years in the restaurant industry and a proven track record at a variety of leading franchising companies, Jean brings a wealth of knowledge and a valued perspective as we focus on extending IHOP’s leadership position in family dining.  Jean’s depth of marketing, operations and franchise expertise will be a vital asset to the brand and we are pleased to welcome her to the IHOP team.”

“IHOP is a leading franchise company as well as an outstanding brand, and I am excited to join the team.  I look forward to working closely with our franchisees and employees to build upon the brand’s success and create an insurmountable lead in the family dining category,” Jean Birch commented.

Birch brings a wealth of restaurant industry experience to her new role at IHOP, including serving as president of Brinker International’s Romano’s Macaroni Grill where she was responsible for stabilizing and improving the operations execution of the business and creating a differentiated brand position for the $800 million largely company-operated Macaroni Grill restaurant system.  Under her leadership, Macaroni Grill benefited from significantly improved guest satisfaction scores, the implementation of a robust menu development pipeline and process, reductions in hourly and management turnover, as well as the development of retail products for sale in grocery outlets.

Prior to her role at Macaroni Grill, Birch was president of Brinker International’s Corner Bakery Café where she was responsible for driving consistent same-store sales growth, improving restaurant profitability, and simplifying operations for a more franchise friendly approach prior to the concept’s sale in 2005.  Before joining Brinker International, Birch served in various leadership positions for 12 years with Yum! Brands’ Taco Bell and Pizza Hut restaurant systems.

DineEquity, Inc.
450 North Brand Blvd., 7th floor
Glendale, California 91203-4415
866.995.DINE

Birch most recently served as an independent restaurant industry consultant working with start-up, small and mid-sized restaurant concepts on projects ranging from optimizing operations platforms and improving unit level economics to concept development and brand differentiation strategies.

Birch holds a Bachelor of Arts in Economics and a Bachelor of Arts in Oriental Studies from the University of Arizona, and an Executive Masters of Business Administration from Southern Methodist University.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With nearly 3,400 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.